December 10, 2021	Contact: Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Provides Strategic Overview and Issues 2022 Financial Guidance
Strategy Targets $1 Billion in Annual EBITDA in Five Years

2021 Base EPS Expected to be at the Top End of Previous Guidance
2022 Base EPS Estimated to be $3.85 to $3.95

HARTSVILLE, S.C., U.S. – Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today provided an overview of its five-year strategic plan and 2022 financial guidance during a virtual meeting with investors.
Featured presenters at the meeting included: Howard Coker, President and Chief Executive Officer; Rodger Fuller, Executive Vice President; Julie Albrecht, Vice President and Chief Financial Officer; and Elizabeth Rhue, Staff Vice President of Sustainability. The presentation from today’s event is available on the Investor Relations section of Sonoco’s website at www.sonoco.com.

Strategy Targets Annual EBITDA Growing to $1 Billion by 2026
President and CEO Howard Coker discussed the Company’s value-creation strategy that is focused on Sonoco being viewed as a benchmark yield and stability packaging company and targeting to grow organic annual earnings before interest, taxes, depreciation and amortization (EBITDA) to $1 billion by 2026. Key elements of the strategy include:

a.Further capital investment in the Company’s core Consumer and Industrial businesses to augment growth and generate strong returns;
b.Executing an operating strategy to implement a series of “self-help” actions that are expected to generate approximately $180 million in incremental annual EBITDA over the next five years;
c.Simplifying Sonoco’s structure to create a more effective and efficient organization and managing the Company’s portfolio for “fit” around fewer, bigger businesses;
d.Continuing to consider and pursue acquisitions that improve the portfolio and complement the strategy beyond the path to $1 billion in annual EBITDA.

“Sonoco’s purpose is Better Packaging. Better Life. What that means is we are committed to creating sustainable packaging solutions that help build our customers’ brands, enhance their product offerings and improve the quality of life for people around the world. We believe our value-creation strategy will also make Sonoco Better than Ever,” Coker said.

Sonoco Provides 2021 Financial Update
Sonoco expects fourth-quarter 2021 GAAP earnings to be in a range of $0.54 to $0.70 per diluted share and full-year GAAP earnings to be a loss of between ($0.81) and ($0.97) per diluted share. The full-year range includes amounts previously disclosed by the Company, including a loss of ($4.18) per diluted share stemming from after-tax non-operating pension costs largely attributable to pension settlement charges and by a ($0.15) charge from the early extinguishment of debt. These GAAP guidance ranges also reflect the anticipated fourth-quarter impact of estimated after-tax restructuring charges and other unique items.

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According to Julie Albrecht, Vice President and Chief Financial Officer, the Company now expects fourth-quarter and full-year 2021 base earnings to be at the top end of its previously communicated guidance range of $0.84 and $0.90 per diluted share and $3.49 and $3.55 per diluted share, respectively. “Operating results were strong in October and November due to better-than-expected demand in most of our businesses. However, keep in mind December is always a difficult month to predict due to seasonality,” she said.

Sonoco also reaffirmed guidance for 2021 operating cash flow and free cash flow of between $520 million and $550 million and $270 million to $300 million, respectively. This guidance excludes $133 million of pension contributions made in the second quarter of 2021 as part of the final settlement of the Company’s Inactive Plan liabilities.

Company Targets Record 2022 Base EPS; Expects Significant Free Cash Flow Improvement
Sonoco estimates 2022 base earnings per diluted share to be in the range of $3.85 to $3.95, with a mid-point target of $3.90 per diluted share.

According to Albrecht, the Company’s 2022 midpoint base earnings target assumes $0.25 per share improvement from a positive price/cost relationship, $0.31 per share addition from total productivity initiatives, $0.05 per share improvement from volume/mix and a $0.12 per share benefit from lower interest expense and fewer shares outstanding. Partially offsetting these favorable factors are an expected $0.17 per share negative impact from foreign exchange rates due to a strengthening U.S. dollar and a higher effective tax rate, and a net $0.18 negative impact from divestitures, non-recurring COVID incentives and increased SG&A spend, including expected higher employee medical costs, benefit enhancements and strategic information technology investments.

At the midpoint, 2022 operating cash flow is projected to be approximately $585 million and, after spending $300 million in capital investments, free cash flow is projected to be approximately $285 million, up nearly 90 percent from 2021. “Sonoco has a track record of generating strong cash flows and our projected 46 percent improvement in operating cash flow in 2022 highlights the significance of the termination of our large U.S. pension plan. Moving beyond 2021, we do not expect any material contributions to our remaining and much smaller pension plans. This allows us to focus the use of our cash flows on value-creating investments that help us deliver our strategic goals,” Albrecht said.

Further commenting on the Company’s outlook, Coker added, “We believe Sonoco is coming out of the pandemic well-positioned with strong businesses, a strong balance sheet and solid cash flow. Despite headwinds, we’ve exhibited solid growth and are managing price/cost in the face of unprecedented inflation. We’re excited about 2022 and expect to drive record top-line and bottom-line results. We’ll continue investing in the long-term potential of our core businesses, while remaining committed to returning cash to our shareholders.”

Sustainability Strategy Focus
Elizabeth Rhue, Staff Vice President of Sustainability, outlined Sonoco’s global sustainability strategy, which is targeting significant reduction of the Company’s carbon footprint while providing customers with more sustainable products.

“We are focused on three areas,” Rhue explained. “Products – As in what products we will be delivering to the marketplace, including thinking through material selection and how we leverage emerging technologies; Infrastructure – How does current and future infrastructure play into end-of-life treatment of our products; and Partnerships – How we leverage relationships across a number of different areas, from academia to customer to our supply chain to deliver on our goals.”

Earlier this year, Sonoco established Scope 1, 2 and 3 emission reduction goals validated by the Science-Based Targets initiative (SBTi). By 2030, the Company has pledged to reduce Scope 1 and 2 greenhouse gas emissions by 25 percent, and in cooperation with suppliers and customers, the Company is committed to reducing Scope 3 emission by 13.5 percent.

“Because we know it will not be easy to meet these commitments, we have put together a cross-functional team focused on ensuring we are incorporating sustainability and environmental metrics into our business strategy and incentives. This includes establishing business-level greenhouse gas emission targets, implementing shadow carbon pricing as part of our capital approval process and improving reporting and transparency of environmental data.”

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Event Replay Information
A replay of today’s event can be viewed on the Company’s Investor Relations website at www.sonco.com. In addition, a telephonic replay of the event will be available starting at Noon ET today to U.S. callers at 855-859-2056 and international callers at +404-537-3406. The replay passcode for both U.S. and international calls is 3627297. The archived telephonic replay will be available through December 20, 2021.

About Sonoco
Founded in 1899, Sonoco is a global provider of consumer, industrial, healthcare and protective packaging. With annualized net sales of approximately $5.5 billion, the Company has 19,000 employees working in more than 300 operations in 34 countries serving some of the world’s best-known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company was listed as one of Fortune’s World’s Most Admired Companies in 2021 as well as being included in Barron's 100 Most Sustainable Companies for the third-consecutive year. For more information on the Company, visit our website at www.sonoco.com.

Non-GAAP Financial Measures and Reconciliations
Certain financial measures appearing in this news release and presented in Sonoco’s Investor Meeting presentations and slides include the use of non-GAAP financial measures. Reconciliation of non-GAAP financial measures to GAAP financial measures are available on the Investor Relations section at www.sonoco.com.

Base earnings and base earnings per diluted share mentioned in this release are non-GAAP financial measure adjusted to remove restructuring-related items, asset impairment charges, acquisition/divestiture-related expenses, non-operating pension costs, and certain income tax-related events and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the ongoing operating performance of the business.

2022 GAAP guidance is not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: restructuring costs and restructuring-related impairment charges, acquisition/divestiture-related costs, gains or losses on the sale of businesses or other assets, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company’s future GAAP results.

Forward-looking Statements
This news release and related Investor Meeting presentations and slides include forward-looking statements. Such forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.
Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, www.sonoco.com.

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